Exhibit 99.1

For investor relations information, contact:	For trade press information, contact:
Jana Ahlfinger Bell, 972.819.0700	Kevin Nolan, 972.819.0710
e-mail: jbell@efji.com	e-mail: knolan@efji.com

EF Johnson Technologies, Inc. Lowers Guidance for 2008 and Settles Escrow Claims for $2.8 million

Irving, TX – January 19, 2009 – EF Johnson Technologies, Inc. (NASDAQ: EFJI) announced today that it updated its guidance for 2008.  The Company previously indicated that it expected to be profitable for the year, but now expects to post an operating loss due to lower than expected fourth quarter federal orders.  The Company announced that it expects fourth quarter revenue to be between $24 and $26 million and its annual revenues to be between $125 and $127 million for 2008.

“Our fourth quarter federal orders basically came to a standstill resulting in much lower revenue and profitability in the fourth quarter than we had anticipated,” said Michael E. Jalbert, chairman and chief executive officer.

“In spite of the fourth quarter results, we were able to accomplish a number of our goals for 2008,” Jalbert added.  “We made substantial progress in the integration of our businesses, reducing our operating and capital costs in 2008, and improving our gross margins.  In 2009, we plan to continue to build on this progress, focusing on growing revenues, improving margins, and achieving profitability.  Like many other companies in the current economic environment, we anticipate that 2009 will be a difficult year to predict.  We will be constantly reviewing our progress and have taken proactive steps in January to reduce certain general and administrative expenses mostly in the employee hiring and benefit areas.”

The Company also announced that it has settled a claim made by the Company against the escrow fund established in connection with the July 2006 acquisition of 3e Technologies International, Inc. (3eTI) and has received approximately $2.8 million, which will be reported in the Company’s 2009 financial results.  This cash is in addition to the Company’s cash balance at December 31, 2008 of approximately $11 million.

The Company also announced that it anticipates taking a pre-tax, non-cash impairment charge related to the goodwill and intangible assets associated with the 3eTI acquisition.  The Company expects the impairment charge, which is based on the results of an updated long-term financial outlook for the 3eTI business, will be material; however, the Company is unable to estimate the amount or range of the charge at this time.  In addition, the Company has begun its annual analysis of the carrying value of all of its goodwill and other intangible assets for potential impairment as required under Statement of Financial Accounting Standards (SAFS) No. 142, “Goodwill and Other Intangible Assets” to determine whether any additional impairment charges are required in light of the updated long-term financial outlook, and the deterioration in the price of the Company’s common stock and the resulting lower market capitalization of the Company.  The amount of the impairment is not expected to be finalized prior to issuing our Financial Results on Form 10-K.  The Company will not be required to make any current or future cash expenditures as a result of these impairments.

About EF Johnson Technologies, Inc

Headquartered in Irving, Texas, EF Johnson Technologies, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International names. For more information, visit http://www.EFJohnsonTechnologies.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information available to the Company as of the date of this press release, and are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements.  Such risks, uncertainties, and other factors may be beyond the Company’s control, and include, but are not limited to, the completion and final results of the Company’s goodwill and intangible asset impairment analysis; weak general economic conditions; the level of demand for the Company’s products and services, particularly in view of current business and economic conditions; dependence on continued funding of governmental agency programs; the Company’s ability to achieve the desired benefits associated with its cost reduction efforts;  reliance on contract manufacturers; the timely procurement of necessary manufacturing components; software feature development and the implementation of application software; successful integration of the system components; ; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2007 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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